TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (“Agreement”) is made as of the 28th day of September, 2006 (the “Execution Date”), by and among (i) GTA-IB, LLC, a Florida limited liability company (“Owner”), (ii) Golf Trust of America, Inc. (“GTA”), as guarantor with respect to paragraphs 2, 4, 5, 6, 16, 17, 18, 19, 20, 21, 22, 23 and 27 herein, and (iii) Westin Hotel Management L.P., a Delaware limited partnership, as successor in interest to Westin Management Company South, a Delaware corporation (“Operator,” and together with Owner and GTA, the “Parties”).

W I T N E S S E T H :

WHEREAS, Owner and Operator are parties to a Management Agreement, dated as of July 15, 2004 (the “Management Agreement”), pursuant to which Operator agreed to manage the resort known and designated as “The Westin Innisbrook Golf Resort” and located near Tarpon Springs, Florida (the “Resort”); and

WHEREAS, Owner and Operator have mutually agreed to terminate the Management Agreement as of the Termination Date (as defined below) and Operator has agreed to continue to manage the Resort during the period from the Execution Date to the Termination Date (the “Transition Period”), on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.             Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Management Agreement.

2.             Operating Capital.   Within three business days following the Execution Date, Owner agrees to deposit in the Operating Account the sum of $600,000 (the “Initial Capital Supplement”), representing the Parties’ current estimate of the amount of additional working capital that will be needed, when added to the existing cash resources in the Operating Account and the Fund and taking into account the Parties presently anticipated revenues and expenses of the Resort during the Transition Period, to allow for the continued operation of the Resort during the Transition Period and the payment of Fees and Charges provided for in paragraph 4 below.  In addition, within three business days following the Execution Date, Owner shall cause all funds (other than funds for existing leases through December 31, 2006, previously approved capital expenditures and a contingency reserve of $150,000) presently in the Fund to be transferred to the Operating Account and Owner hereby authorizes and instructs Operator to use all available amounts in the Operating Account (including those amounts transferred from the Fund) to pay expenses of operating the Resort during the Transition Period.  Operator agrees to use good faith efforts to manage such expenses, including the continuation of the practice of managing account payable deferrals during periods of limited cash, to the extent reasonably feasible in light of the obligations of the Resort to third parties (including Operator), in a manner reasonably calculated to minimize or avoid the need for Owner to supply additional funds to the Resort during the Transition Period beyond the Initial Capital Supplement.  Nevertheless, the Parties acknowledge and agree that Operator shall not be required (a) to forego or delay payment of any amounts owed to Operator or any of its Affiliates pursuant to the Management Agreement during the Transition Period or in connection with the termination of the Management Agreement on the Termination Date, or (b) to advance any of its own funds in order to manage the Resort during the Transition Period, and, accordingly, if the actual needs of the Resort require additional cash resources for Operator to operate the Resort during the Transition Period, Owner agrees to deposit such additional funds in the Operating Account as may actually and reasonably be needed by the Resort during the Transition Period, with such deposit being made within five business days following Operator’s written request for such additional funds, accompanied by a reasonably detailed explanation of the need for such additional funds (with any dispute as to the amount of funds so required being submitted to resolution in accordance with paragraph 19 below).

3.             Termination.

(a)           Subject to and in accordance with the terms hereof, the Management Agreement will be terminated effective as of 11:59.59 P.M., Eastern Standard Time on October 31, 2006 (the “Termination Date”).  Notwithstanding the termination of the Management Agreement, (i) provided that all amounts due and payable to Operator under this Agreement have been paid as and when due, Operator shall permit Owner to continue to have access to Operator’s “SAP” accounting system for the operation of the Resort between the Termination Date and January 31, 2007, at a monthly charge of $2,000 (for a total charge of $6,000, payable in advance on the Termination Date), and on such reasonable terms and conditions as Operator may establish to protect its proprietary rights in such accounting system (additionally, Operator shall provide Owner with “view only” access through March 31, 2007 to the Resort’s historical SAP data), (ii) Operator shall cooperate with Owner for up to 90 days following the Termination Date to assist Owner in completing technical aspects of the transition of management (including facilitating a transfer of the Resort’s accounting data from the SAP system to Owner’s replacement system upon the termination of Owner’s access to the SAP system and making Kim Chappell, the current General Manager of the Resort, available to Owner on a consulting basis), provided that Owner reimburses Operator for actual personnel costs and other reasonable costs incurred by Operator to perform its obligation to cooperate with Owner pursuant to this paragraph 3(a)(ii), and (iii) those provisions of the Management Agreement that either expressly survive termination by their terms or that require action by any of the parties thereto upon or subsequent to termination (as such provisions may be modified herein), including without limitation Section 4.5 of the Management Agreement and any provisions related to indemnification and/or provisions requiring reimbursement of expenses, shall survive the Termination Date.  As of the Execution Date, Operator is not aware of any such indemnification obligations or unpaid reimbursable expenses, except as set forth in the attached Exhibit A.  All references in the Management Agreement to the “termination date” or the “date of termination”, applicable pursuant to this Agreement, shall mean the Termination Date defined herein.

(b)           During the Transition Period, the Management Agreement shall remain in full force and effect, except as modified herein, and Operator shall be entitled to receive all Management Fees and other fees and charges required to be paid pursuant to the Management Agreement during the Transition Period as and when due under the terms of the Management Agreement.

4.             Fees.

(a)           Without limiting Operator’s right to continue to be paid its Management Fee and other fees and charges required to be paid pursuant to the Management Agreement during the Transition Period, Operator shall be entitled to receive from, and will be paid by Owner, at the times and in the manner described below, all outstanding (i) accrued and unpaid Management Fees (including any portion of the previously accrued Base Fees as to which payment may have been deferred pursuant to Section 3.5.4(a) of the Management Agreement, and including any other accrued but unpaid Base Fees and Incentive Fees; (ii) any accrued and unpaid fees and charges described in Section 3.1 of the Management Agreement, including the unpaid balance of the Marketing Fee for 2006 (but excluding that portion of the Marketing Fee designated as the “Golf Marketing Fund” pursuant to paragraph A of that certain side letter between Operator and Owner dated as of July 15, 2004) and the Central Reservations Fees accrued and unpaid through the Termination Date; and (iii) any amounts due and owing from Owner to Operator as a Reimbursable Expense pursuant to the terms of the Management Agreement, net of any amount due and owing from Operator to Owner (the amounts described in clauses (i) through (iii) above being referred to collectively as, the “Fees and Charges”).  Notwithstanding Section 3.1 of the Management Agreement, the Marketing Fee for the months of November and December 2006 shall be estimated utilizing the most recent operational forecast for the resort dated September 18, 2006 wherein the projected year end EBITDA number equals $370,292.  All portions of the Fees and Charges that are able to be determined and documented by Operator as of the Termination Date, based on the financial information then available, shall be paid to Operator on the Termination Date from funds then in the Operating Account or otherwise supplied by Owner.  With respect to any portions of the Fees and Charges that are not able to be finally determined as of the Termination Date (the “Additional Fees and Charges”), Operator shall deliver to Owner on or prior to the Termination Date its reasonable estimate of such amounts, based upon the financial information then available (the “Estimated Additional Fees and Charges”) and the Parties shall follow the following procedure to finalize and reconcile the calculation payment of such amounts to Operator:  (x) the Parties shall deposit into escrow with a recognized national title insurance company mutually acceptable to the Parties (the “Escrow Holder”), from funds then remaining in the Operating Account, supplemented if necessary with additional funds provided by Owner, an amount equal to 100% of the Estimated Additional Fees and Charges, with instructions to the Escrow Holder to disburse to Operator an amount equal to 90% of the Estimated Additional Fees and Charges and to retain the remaining portion of the deposited funds until the Parties have completed their reconciliation of the Additional Fees and Charges; and (y) within 30 days following the Termination Date, the Parties shall make a final determination of the actual Additional Fees and Charges, whereupon any remaining escrowed funds shall be distributed as appropriate (and the Parties shall make any necessary payments to each other) so that, following such distribution or payment, Operator will have received the full amount of the Fees and Charges and Owner will have received any other escrowed funds.

(b)           On the Termination Date, Operator shall transfer to an account or accounts to be specified by Owner, by wire transfer of immediately available funds, all of the funds in the Operating Account and all other funds of Owner or the Resort under the control of Operator, as of such date (collectively, the “Owner Funds”) in excess of the amounts to be paid to Operator or deposited into escrow with the Escrow Holder pursuant to paragraph 4(a) above.

(c)           Any dispute between Owner and Operator regarding any of the calculations or adjustments contemplated in this paragraph 4 shall be resolved in accordance with paragraph 20 herein.

5.             Termination Fee.  On or before the earlier to occur of (a) March 31, 2008, or (b) the date of any Sale of the Resort, Owner shall pay to Operator the Termination Fee, calculated as of the Termination Date, pursuant to Section 4.4.2 of the Management Agreement.  At Operator’s request, the Parties shall execute and record against the Resort a memorandum confirming Owner’s obligation to pay Operator the Termination Fee as described in this paragraph 5.  Owner acknowledges that its obligation to pay the Termination Fee shall survive the Termination Date.  For avoidance of doubt, the Parties confirm that the Termination Fee does not include the amounts described in Section 4.7.3 of the Management Agreement which were to be paid to Operator under certain circumstances in connection with a Sale of the Resort, and that such Section 4.7.3 shall be of no further force or effect upon the termination of the Management Agreement on the Termination Date.

6.             Guarantor.  GTA unconditionally guarantees, as a primary obligor and not merely as a surety, Owner’s obligations to make payments to Operator pursuant to paragraphs 2, 4, and 5 herein (“Guaranty Obligations”).  The Operator shall not be required to exhaust any right or remedy or to take any action against the Owner as a condition to collecting the Guaranty Obligations from Guarantor.  Owner and GTA agree that, as between themselves, the Guaranty Obligations may be declared to be due and payable for the purposes of this Agreement notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration. GTA hereby acknowledges that this guaranty and the Guaranty Obligations shall in no way be affected, modified, diminished, impaired or terminated by reason of any modifications, renewals, extensions or amendments of the Management Agreement or this Agreement or any agreement, instrument or document entered into pursuant thereto, whether or not notice thereof is given to or consent is obtained from GTA.  GTA hereby waives the benefit of any guaranty or suretyship defenses and of notice of the acceptance of this guaranty and presentment and demand for payment, notice of non-payment, notice of dishonor, protest, notice of protest, non-performance, non-observance and any other defense, notice or demand to which GTA might be entitled.

7.             Books and Records.  During the Transition Period, Operator shall make available to Owner (or its designee) the financial books and records of the Resort in order to assist Owner in preparing for the orderly transition of the Resort’s operations as of the Termination Date.  Such information shall be provided in a prompt and reasonable manner so as not to disrupt the operations of the Resort.  On the Termination Date, such books and records shall be assigned and transferred to Owner in accordance with Section 4.5.5 of the Management Agreement.

8.             Insurance.  Owner and Operator acknowledge and agree that the insurance coverage that Operator or any of its Affiliates provides or maintains as of the Execution Date shall expire as of the Termination Date (subject to any rights Owner or GTA may have to make claims thereunder pursuant to the terms thereof after the expiration of such insurance coverage), at which time Owner shall be responsible for providing and maintaining all such insurance coverage, except as set forth in paragraph 9 herein; provided, however, that, after the Termination Date, Operator shall cooperate reasonably with Owner and take all actions that Owner may reasonably request to make and process all claims with respect to which the liability was incurred on or prior to the Termination Date. For purposes of this paragraph 8, Operator acknowledges and agrees that Troon Golf LLC is not an Affiliate of Operator.  Nothing herein shall modify any of the obligations of the insurer under the insurance coverage except the expiration date thereof as aforesaid.

9.             Employee Matters.  Operator shall terminate, or shall cause its Affiliates to terminate, at Operator’s sole cost and expense, only the employment of the General Manager, and Controller of the Resort, such termination to be effective as of the Termination Date.  Owner has informed Operator that Owner intends to make employment offers to the Director of Sales and Marketing and the Director of Human Resources prior to the Termination Date, and Operator confirms that it has no objections or reservations concerning, and consents to, Owner initiating such employment offers.  Owner shall remain the employer of all Resort Personnel other than the General Manager and Controller, through the Termination Date, and as of any date subsequent to the Termination Date, Owner shall have sole authority to make, and shall have sole responsibility and liability for, any employment related decisions with respect to all Resort Personnel.  Notwithstanding the foregoing, the provisions of Section 2.6.4 of the Management Agreement shall survive the Termination Date.  Additionally, nothing contained in the Management Agreement or this paragraph 9 shall prohibit any Resort Personnel from transferring, at any time, to another property owned or managed by Operator or its Affiliates; provided, however, that during the Transition Period and for the 12-month period commencing on the Termination Date, Operator agrees that the management level employees of Operator and its Affiliates shall not initiate contact (or direct any other employee to initiate contact), with any Resort Personnel (other than the General Manager and Controller) for the purpose of soliciting such Resort Personnel to relocate from the Resort to any other property owned or managed by Operator or its Affiliates.  For avoidance of doubt, the preceding sentence shall not be construed to restrict or otherwise limit any transfer or relocation of Resort Personnel that is initiated and requested by such Resort Personnel.  Effective as of the Termination Date, Operator and its Affiliates shall cease making any Benefit Plans available to any Resort Personnel (unless any such Resort Personnel transfer to another property owned or operated by Operator or its Affiliates in a manner that permits or requires continuation of eligibility for participation in such Benefit Plans).  Except as otherwise described in the Management Agreement, any severance obligations related to the Resort Personnel, excluding the General Manager and Controller, shall be the sole responsibility of Owner.  Operator shall have sole responsibility for any severance obligations related to the General Manager or Controller.  On or before the Termination Date, Owner shall notify all Resort Personnel in writing (which notice shall be subject to Operator’s prior approval) that effective as of the Termination Date, (a) Operator, and its Affiliates, including Starwood Hotels & Resorts Worldwide, Inc.(“Starwood”) shall no longer have any affiliation with the Resort, (b) none of the Benefit Plans provided by Operator or its Affiliates, including Starwood, shall be available to Resort Personnel, subject to any continuation coverage obligations mandated by COBRA or as described above in this paragraph 9, and (c) any references in any employee handbook or policy to Operator, and its Affiliates, including Starwood, shall be of no further force or effect.

10.           De-Identification.  Without limiting the obligations set forth in Section 4.5.7 and 4.5.8 of the Management Agreement, as of the Termination Date, Owner shall no longer refer to the name “Westin” or “Starwood” in connection with the operation or management of the Resort and shall de-identify the Resort as a Westin in all respects and for all purposes.  Owner shall remove (or cover so as to obscure the Westin name) all “Westin” related sales and marketing materials (e.g., directories and brochures), signs, fixtures and personal property from the Resort that contain the “Westin” trademark on or prior to the date that the Resort may no longer use the name “Westin,” as set forth above, and shall not order any additional supplies and documents containing the name “Westin” or other trademarks or tradenames of Operator after such date.  After the Termination Date, Operator shall no longer allow reservations to be made at the Resort through its call centers, reservations or distribution systems and shall remove the Resort from its websites, including Westin.com and Starwoodhotels.com.

11.           Post-Termination Reservations.  Without limiting the obligations set forth in Section 4.5.6 of the Management Agreement, Owner shall honor all reservations made pursuant to the Management Agreement of any period on or after the Termination Date provided they are identified and quantified by Operator in writing for Owner prior to or on the Termination Date.  Operator shall take no action to divert or frustrate confirmed or pending business at the Resort, including, without limitation, contracts being negotiated or considered by prospective customers and bookings occurring prior to, on or after the Termination Date; provided, however, the mere notice that the Resort is no longer a Westin Managed Hotel after the Termination Date shall not, in and of itself, be deemed to divert or frustrate such confirmed or pending business.

12.           Third Party Payments.  Operator shall pay to Owner any amounts that are paid to Operator by third parties after the Termination Date relating to the Operation of the Resort (the “Third Party Payments”), promptly after receipt thereof by Operator or any of its Affiliates, whether such amounts arise out of acts, or failures to act, prior to, on or after the Termination Date; provided, however, in the event Operator has not been paid in full the Fees and Charges due pursuant to paragraph 4 above at the time of Operator’s receipt of any such Third Party Payment, Operator shall have the right to retain such portion of the Third Party Payment as may be less than or equal to the amount of the outstanding unpaid Fees and Charges (with any portion of the Third Party Payment in excess of the outstanding Fees and Charges being paid to Owner), and any portion of the Third Party Payment so retained by Operator shall be applied to reduce the amount of the outstanding Fees and Charges.

13.           Other Matters.  To the extent not otherwise described in paragraphs 4 through 12 above, Owner and Operator shall reasonably cooperate with each other to take the actions contemplated in Section 4.5 of the Management Agreement.

14.           Waivers and Releases of Claims.

(a)           Mutual Release.

(i)            The releases set forth in Section 12.21 of the Management Agreement shall survive termination.  The following releases are in addition to and supplemental to the aforesaid releases.

(ii)           Subject only to the provisions of subparagraph 14(c) below, Owner, on its own behalf and on behalf of each of its present and former members, partners, stockholders, trustees, beneficiaries, predecessors with respect to the Management Agreement, successors, affiliates, subsidiaries, parents, assigns, heirs, agents, directors, officers, employees, representatives, and all Persons acting by, through, under or in concert with them, or any of them (collectively, the “Owner Release Parties”) does hereby release and forever discharge the Operator and each of its present and former members, partners, stockholders, trustees, beneficiaries, predecessors, successors, affiliates, subsidiaries, parents, assigns, heirs, agents, directors, officers, employees, partners, representatives, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Operator Release Parties”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, whether now existing or hereafter arising based upon or relating to the ownership, operation or management of any of the Resort prior to the Execution Date (collectively, “Released Claims”), provided, however, that this release shall not affect, waive, limit, modify or otherwise change in any manner the Parties’ obligations set forth in this Agreement, which obligations shall remain in full force and effect.

(iii)          Subject only to the provisions of subparagraph 14(c) below, Operator, on its own behalf and on behalf of each of the other Operator Release Parties, does hereby release and forever discharge each of the Owner Release Parties of and from any and all manner of Released Claims, provided, however, that this release shall not affect, waive, limit, modify or otherwise change in any manner the Parties’ obligations set forth in this Agreement, which obligations shall remain in full force and effect.

(b)           Waiver of Unknown Claims.  It is the intention of the Parties that the foregoing mutual releases shall be effective as a full and final accord and satisfaction, and as a bar to all actions, causes of action, obligations, costs, expenses, attorneys’ fees, damages, losses, claims, liabilities and demands of whatsoever nature, character or kind, known or unknown, suspected or unsuspected, relating to the Released Claims.  Furthermore, the Parties hereby acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Resort or the Released Claims, but that it is their intention to hereby fully, finally and forever settle and release all of the claims known or unknown, suspected or unsuspected, now existing or hereafter arising, which the Parties have or may have against each other based upon or relating to the ownership, operation or management of the Resort prior to the Execution Date.  In furtherance of such intention, the releases herein given shall be and remain in effect as a full and complete mutual release notwithstanding the discovery or existence of any such additional different claims or facts.

(c)           Reservation of Certain Rights.

(i)            The releases and waivers set forth above shall not limit the rights of the Operator Release Parties and the Owner Release Parties as against each other pursuant to Section 12.10 of the Management Agreement with respect to third party claims, demands, actions (including enforcement proceedings initiated by any governmental agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, and reasonable attorneys’ fees and costs, but excluding consequential damages) to the extent that the same are (A) based on events occurring prior to the Execution Date, and (B) first asserted by the third party claimant to the Owner Release Parties and/or the Operator Release Parties in writing following the Execution Date.  Each Party hereby represents to the other that it has no actual knowledge of the assertion by a third party claimant of any such claims, demands, actions, penalties, suits or liabilities prior to the Execution Date (other than claims arising in the ordinary course of the Resort’s operation and fully covered by insurance) except as set forth in the attached Exhibit A.

(ii)           Further, the releases and waivers set forth above shall not limit the right of any Party to enforce the obligations of any other Party arising on or after the Execution Date, whether under this Agreement (including, without limitation, the payment obligations of Owner under paragraphs 2, 4 and 5 above or the payment obligations of Operator, if any) or under the Management Agreement (as modified by this Agreement).

(d)           Ownership of Released Matters.  The Owner Release Parties and the Operator Release Parties hereby warrant and represent to each other that they are the sole and lawful owners of all rights, title and interest in and to all Released Claims and that they have not heretofore assigned or transferred or purported to assign or transfer to any other person any Released Claim or any part or portion of any Released Claim.

(e)           On the Termination Date, Owner and Operator agree to execute and exchange updated mutual waivers and releases in the form of the attached Exhibit B.

15.           Representations and Warranties.

(a)           Owner hereby represents and warrants to Operator as follows:

(i)            Owner has all requisite limited liability company power and authority to enter into this Agreement and to incur and perform its obligations hereunder.  The execution, delivery and performance by Owner of this Agreement have been duly authorized by all necessary company action on the part of Owner and this Agreement will constitute a valid, legal and binding obligation of Owner, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally or by general principles of equity.

(ii)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (x) constitute a breach or violation of or default under Owner’s governing documents, or (y) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination or acceleration under, or result in the creation of any lien, security interest or other encumbrance upon any of the properties or assets used in the operation of the Resort under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, commitment, agreement or other instrument or obligation to which Owner is a party or to which the properties or assets of the Resort may be subject.  The consummation by Owner of the transactions contemplated hereby will not require the consent or approval of any party to any of the above or affect the validity or effectiveness of any of the above and the execution, delivery and performance by Owner of this Agreement will not constitute a breach or violation of or default under or require any notice or filing under any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Owner is subject.

(b)           Operator hereby represents and warrants to Owners as follows:

(i)            Operator has all requisite partnership power and authority to enter into this Agreement and to incur and perform its obligations hereunder.  The execution, delivery and performance by Operator of this Agreement has been duly authorized by all necessary partnership action on the part of Operator and this Agreement will constitute a valid, legal and binding obligation of Operator, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally or by general principles of equity.

(ii)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (x) constitute a breach or violation of or default under Operator’s governing documents or (y) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination or acceleration under, or result in the creation of any lien, security interest or other encumbrance upon any of the properties or assets used in the operation of the Resort under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, commitment, agreement or other instrument or obligation to which Operator is a party or to which the properties or assets of the Resort may be subject.  The consummation by Operator of the transactions contemplated hereby will not require the consent or approval of any party to any of the above or affect the validity or effectiveness of any of the above and the execution, delivery and performance by Operator of this Agreement will not constitute a breach or violation of or default under or require any notice or filing under any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Operator is subject.

16.           Further Assurances.  Owner and Operator shall take such commercially reasonable actions following the Execution Date, as shall be necessary or desirable to achieve an orderly transition of the management and operation of the Resort.  Without limiting the foregoing, Owner and Operator shall each execute such additional documents as any Party may reasonably request from time to time prior to, on or after the Termination Date to confirm the terms of this Agreement provided, however, none of the foregoing shall expand or modify the rights or obligations of the Parties as otherwise set forth in this Agreement.

17.           Confidentiality.  Without limiting the obligations set forth in Section 12.17 of the Management Agreement, the Parties agree as follows:

(a)           Owner, Operator, and GTA each covenant and agree that they will not disclose the terms and conditions of this Agreement to any third party without the prior written consent of the other Parties; provided, however, that any Party may disclose the terms of this Agreement as required by law (including in connection with any litigation or dispute pertaining to this Agreement, filings with local licensing authorities or franchise regulators, and financial reporting requirements applicable to public companies), or to (i) the beneficial owners of any of the Parties, (ii) a financial lending institution in connection with the financing of the Resort, (iii) consultants or professionals engaged in relation to the Resort on a need to know basis, or (iv) potential purchasers of the Resort, their affiliates, lending institutions, consultants, advisors, officers, management personnel or investors.  The disclosing Party shall take commercially reasonable steps to assure that third parties shall be obligated to respect the terms of this paragraph 17 as a condition to such disclosure.

(b)           Any press releases or other forms of communications regarding the termination of the Management Agreement and transition of management of the Resort shall be subject to the mutual approval of Owner and Operator as provided in Section 12.17 of the Management Agreement.

18.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, except that the arbitration provision herein shall be governed by the Federal Arbitration Act.

19.           Dispute Resolution.  Sections 10.1, 10.2, 10.4, and 10.5 of the Management Agreement shall be replaced in their entirety by the provisions set forth below (which, for avoidance of doubt, shall apply to any dispute arising out of or relating either to this Agreement or the Management Agreement).

(a)           Any dispute arising out of or relating to this Agreement (“Dispute”) shall be resolved solely by arbitration (“Arbitration”) through a dispute resolution process administered by J.A.M.S./Endispute, Inc. or its successors (“JAMS”), in accordance with the JAMS Streamlined Arbitration Rules and Procedures (the “Streamlined Rules”), regardless of whether the amount at issue in the Dispute exceeds $250,000.  An Arbitration shall be deemed commenced by a Party when the Party sends a written notice to JAMS, with a concurrent copy of the written notice to the other Party, identifying the Dispute and requesting arbitration.

(b)           The Parties agree that any Arbitration shall be final and binding (without appeal or review), and further agree not to seek to vacate, overturn, stay, or otherwise challenge any arbitration award or the enforcement thereof, absent manifest mathematical error.

(c)           Arbitration must be initiated within one (1) year from the date on which the Dispute giving rise to the Arbitration arose, and any Party who fails to commence an Arbitration within such one-year period shall be deemed to have waived any of its affirmative rights and claims in connection with the Dispute and shall be barred from asserting such rights and claims at any time thereafter.

(d)           The Arbitration, if it takes place, shall be conducted at the JAMS offices in Atlanta, Georgia.

(e)           The prevailing party in any Arbitration shall be entitled to recover its reasonable fees, costs, and expenses relating to the Dispute, the Arbitration, and the enforcement of any award issued pursuant to such Arbitration, including reasonable judicial and extra-judicial attorneys’ fees, expenses, and disbursements.

20.           Jurisdiction, Venue, and Jury Waiver.  Section 10.3 of the Management Agreement shall be replaced in its entirety by the provision set forth below (which, for avoidance of doubt, shall apply to any award resulting from any Arbitration of a Dispute arising out of or relating either to this Agreement or the Management Agreement).

“Each Party consents to the conversion of any arbitral award resulting from any Arbitration to a judgment entered in the federal or state courts of Florida and consents to submit itself to the personal jurisdiction of the federal and state courts in the State of Florida for such purpose.  Each Party waives to the fullest extent permitted by law trial by jury of any Dispute arising out of or relating to this Agreement.”

21.           Expenses.  Except as provided in this Agreement and the Management Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.

22.           Notices.  Any notice, statement or demand required to be given under the terms of this Agreement shall be in writing, and shall be either: (i) delivered by hand against receipt; or (ii) sent by certified or registered mail, postage prepaid, return receipt requested; or (iii) sent by a nationally utilized overnight delivery service; or (iv) sent by facsimile (provided that a confirmatory copy is thereafter sent by a nationally utilized overnight delivery service or certified or registered mail) as follows:

To Owner:

GTA-IB, LLC

c/o Golf Trust of America, Inc.

10 North Adger’s Wharf

Charleston, South Carolina 29401

Attention:  Mr. W. Bradley Blair, II

Fax:  (843) 723-0479

GTA-IB, LLC

36750 US Highway 19 North

Palm Harbor, Florida 34684

Attention:  Mr. R. Keith Wilt

Fax:  (727) 942-5280

with a copy to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, California 94111

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

To Operator:

Westin Hotel Management L.P.

c/o Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, NY 10604

Attn:  General Counsel

Fax:  (914) 640-8260

With a copy to:

Heller Ehrman LLP

333 Bush Street

San Francisco, California 94104

Attention:  Judith C. Miles, Esq.

Fax:  (415) 772-6268

or at such other address as is from time to time designated by the Party receiving the notice.  Any such notice shall be deemed to have been given on (x) the date of receipt if delivered personally, or by facsimile or courier, or (y) the day that is five (5) Business Days after it shall have been posted if transmitted by mail, whichever shall first occur, but the time period for any response thereto or action in connection therewith shall not commence to run until actual receipt or rejection or inability to deliver such notice.  This paragraph 22 shall be deemed to be notice to the Parties pursuant to Section 12.8 of the Management Agreement of a change in the address for notices thereunder.

23.           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.  The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by an officer, director or manager of such Party (provided that any such waiver shall be effective only against the waiving Party and not any other Party entitled to the benefit of the waived obligation).  The failure or delay by any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

24.           Entire Agreement; No Third Party Beneficiary.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except for the Management Agreement and (b) is not intended to confer upon any person other than the Parties, the Owner Release Parties and the Operator Release Parties (and their respective successors and assigns) any rights or remedies.  In the event any provision of this Agreement is inconsistent with any provision of the Management Agreement, the terms of this Agreement will control.

25.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties.

26.           Interpretation; No Prejudice.  When a reference is made in this Agreement to a paragraph or Exhibit, such reference shall be to a paragraph of, or an Exhibit to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require, and words importing one gender shall also include the other (or the neutral gender).  This Agreement has been jointly prepared by the Parties hereto and the terms hereof shall not be construed in favor of or against any Party on account of its participation in such preparation.

27.           Binding Effect.  This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, Operator and Owner, with respect to this entire Agreement, and GTA, with respect to paragraphs 2, 4, 5, 6, 16, 17, 18, 19, 20, 21, 22, 23 and 27 of this Agreement, acting by and through their proper and duly authorized directors, members, managers, officers or other representatives, have each duly executed this Agreement as of the date first set forth above.

OWNER:

GTA-IB, LLC
A Florida limited liability company

By:	/s/ W. Bradley Blair, II
Name: W. Bradley Blair, II
Title: President

OPERATOR:

WESTIN HOTEL MANAGEMENT LP,
A Delaware limited partnership

By:	/s/ Marshall J. Donat
Name: Marshall J. Donat
Title: V.P. & Assistant Secretary

GUARANTOR:

GOLF TRUST OF AMERICA, INC.,
a Maryland corporation
(solely with respect to paragraphs 2, 4, 5, 6, 16, 17, 18, 19, 20, 21, 22, 23 and 27 above)

By:	/s/ W. Bradley Blair, II
Name:W. Bradley Blair, II
Title: President